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                                                                    EXHIBIT 99.2

                                  July 28, 2003

Board of Directors
Prab, Inc.
5944 East Kilgore Road
Kalamazoo, Michigan 49048

         RE:      PROPOSAL TO ACQUIRE PRAB, INC. BY MERGER

Gentlemen:

         We have reviewed the letter to you from Kalamazoo Acquisition Corporation, dated July 23, 2003 ("KAC"), offering to acquire all of the outstanding capital stock of Prab, Inc. (the "Company") at a price of $2.00 per share, subject to the other terms and conditions of KAC's July 23rd letter. We hereby submit what we believe to be a substantially superior proposal for Prab's shareholders. In order to facilitate your analysis of the comparability of our respective proposals, we are submitting an offer that is, word for word, virtually identical to KAC's July 23rd letter, except in the following major respects, all of which favor Prab's shareholders:

         1.       Our Purchase Price is $2.20, not $2.00;

         2. We already have a preliminary commitment for financing at our Purchase Price; and

         3. We are not seeking any break-up fee, and have therefore not included any such provision below.

         Regarding the $300,000 break-up fee in KAC's July 23rd letter, in view of our clearly superior offer, we respectfully insist that under no circumstances should the Company enter into any agreement with KAC providing for any break-up fee whatsoever. In light of the clearly superior offer we are making, it would be wholly inappropriate for the Company to obligate itself to pay any break-up fee to a management-led group.

         We are also prepared to discuss entering into mutually satisfactory employment agreements with key personnel.

         Our formal offer is set forth below. It is based on KAC's July 23rd letter and publicly available information.


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                                   BACKGROUND

         This letter, when executed on behalf of Prab, Inc. (the "Company"), is intended to summarize the principal terms of a proposal by Stevens Financial Group, L.L.C. or its nominee ("Buyer"), regarding Buyer's proposed acquisition of all of the outstanding capital stock of the Company from the Company's shareholders (the "Shareholders") pursuant to a merger transaction. In this letter, Buyer and the Company are sometimes called the "Parties" and Buyer's proposed acquisition of the stock of the Company pursuant to a merger transaction is sometimes called the "Proposed Acquisition."

         The Company is a Michigan corporation. Its only outstanding class of capital stock is its common stock, $0.10 par value ("Common Stock"). Based on the most recent information publicly available, there are approximately 892 shareholders of record of Common Stock and 1,418,610 shares of Common Stock are issued and outstanding. In addition, there are outstanding stock options which if fully exercised would result in the issuance of an additional 191,000 shares of Common Stock. All of the outstanding options are currently exercisable.

         Members of the Company's board of directors own (directly, indirectly or beneficially) approximately 369,108 shares of Common Stock, or approximately 26% of the outstanding shares of Common Stock. The foregoing figure includes 216,549 shares held in the Company's profit-sharing plan, or approximately 15% of the outstanding shares.

         We wish to begin negotiating a definitive written acquisition agreement (a "Definitive Agreement"). The execution of any Definitive Agreement would be subject to approval by the boards of directors of the Company and Buyer.

         Based on the information currently known to Buyer, it is proposed that the Definitive Agreement would include the following terms:

                     PRINCIPAL TERMS OF PROPOSED ACQUISITION

         1. BASIC TRANSACTION. The Proposed Acquisition will be structured as a merger whereby the Company will be merged with Buyer or a wholly owned subsidiary of Buyer and the Shareholders will receive cash in exchange for their shares of Common Stock. Upon the effective time of such merger, each share of Common Stock, other than shares owned directly or indirectly by Buyer, would be converted into the right to receive the cash consideration described below. As a result of the merger, Buyer would acquire all of the outstanding capital stock of the Company.

         It is anticipated that the closing of this transaction (the "Closing") would occur as soon as reasonably practicable following the negotiation and execution of a Definitive Agreement, the filing with the Securities and Exchange Commission of all required


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documents and other information, the preparation and mailing of a Proxy
Statement to the Shareholders and approval of the transaction by the Shareholders. Promptly following the Closing, Buyer would mail to each Shareholder of record a letter of transmittal whereby such Shareholder would return his or her certificates formerly representing shares of Common Stock for the cash consideration described below.

         2. PURCHASE PRICE. Buyer contemplates that the purchase price ("Purchase Price") per share of Common Stock in the Proposed Acquisition would be $2.20. The Purchase Price represents an approximately 32% premium over the average closing price of Common Stock on the OTC Bulletin Board during the 15 trading days preceding July 23, 2003, and a 10% premium over the proposal set forth in KAC's July 23rd letter.

         3. NEGOTIATION OF DEFINITIVE AGREEMENT BY SPECIAL COMMITTEE. Because KAC is affiliated with a member of the Company's board of directors, Buyer understands that the board has formed a special committee of the board of directors (the "Special Committee"), for the purpose of reviewing the KAC proposal and may be asked to review our proposal as well. We request prompt notification of the names of the members of the Special Committee and the basis for their selection.

         4. OTHER TERMS.

                  (a) In the Definitive Agreement, the Company would make customary representations and warranties to Buyer, and would provide customary covenants and other protections for the benefit of Buyer. The consummation of the Proposed Acquisition by Buyer would be subject to the satisfaction of various conditions, including but not limited to:
         (i) Buyer receiving financing for the Proposed Acquisition on terms satisfactory to Buyer (provided that Buyer uses all commercially reasonable efforts to secure such financing on reasonably acceptable terms) and (ii) the absence of a material adverse change with respect to the assets, properties or financial or other condition of the Company prior to the Closing.

                  (b) Buyer and the Company's board of directors would each take such actions to cause to be inapplicable to the transaction contemplated hereby any (1) supermajority voting provisions required under the Company's articles or bylaws or pursuant to the Michigan Business Corporation Act or other law and (2) provisions of any "fair price," "control share acquisition" or "moratorium" act or other anti-takeover statute that, upon consummation of the contemplated transaction, would restrict the ability of Buyer or any affiliate to acquire or vote the shares of capital stock of the Company or conduct the Company's business.


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                               BINDING PROVISIONS

         The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of Buyer and the Company.

         1. ACCESS. While the Buyer has already received a preliminary financing commitment, the Company acknowledges that in order for Buyer to secure its transaction financing, Buyer will need the cooperation of the company and Company's representatives. From the date this letter is signed (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated in accordance with this letter (the "Termination Date"), the Company will permit Buyer and Buyer's representatives (including Buyer's lender and its representatives) full and free access to the Company, its personnel, properties, contracts, books and records, and all other documents and data. Buyer will undertake to cause the due diligence investigations of Buyer and its lender to be completed on a timely basis.

         2. EXCLUSIVE DEALING. Buyer is devoted to committing the time and resources required to consummate this transaction expeditiously. In consideration of these efforts, from the Signing Date until the execution of the definitive Merger Agreement or the Termination Date, the Company and its directors, officers, employees, agents and representatives will not, directly or indirectly, solicit or initiate discussions or negotiations with, or provide any information to or otherwise cooperate in any way with or enter any agreement with, any corporation, partnership, person or other entity or group (a "Person") other than Buyer concerning any proposal relating to a merger, sale of assets (other than sales of inventory in the ordinary course of business) or sale of equity securities of the Company, or any similar transaction (each, an "Acquisition Proposal"). Any existing discussions or negotiations shall be terminated. Buyer shall be immediately notified in writing of the terms and identity of any unsolicited Acquisition Proposal or any modifications thereto.

         Notwithstanding the foregoing, the Company may furnish information concerning its business, properties, or assets to any Person pursuant to appropriate confidentiality and standstill agreements, and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if: (1) such Person has, on an unsolicited basis, submitted a bona fide written Acquisition Proposal to the Company's board of directors that the board determines in good faith represents a superior transaction to the transactions contemplated hereby, and that (a) is not subject to the receipt of any necessary financing and (b) is reasonably capable of being completed in a reasonable period of time, taking into account all legal, financial and all other aspects of the proposal and the third party making such proposal, and (2) in the good faith opinion of the Company's board of directors, such action is required to discharge the board's fiduciary duties under applicable law, determined only after receipt of (a) advice from the Company's financial advisor that the Acquisition Proposal is superior, from a financial


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point of view, to the transactions contemplated by this letter (which advice may include analysis of the enterprise value if the Company's board of directors has been advised by independent legal counsel that its fiduciary duties requires them to do so), and (b) advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the board to violate its fiduciary duties under applicable law. As used in this letter, a "Superior Proposal" means an Acquisition Proposal that satisfies both subsection (1) and subsection (2) above.

         3. LIMITATION ON DAMAGES. The Company shall make a payment of $250,000 in cash to Buyer if, but only if, the Company or any of the Company's affiliates breaches the provisions of Paragraph 2 of these Binding Provisions. The payment of the above sum would be the sole remedy of Buyer for a breach of Paragraph 2 of these Binding Provisions.

         4. CONDUCT OF BUSINESS. During the period from the Signing Date until the Termination Date, the Company shall operate its business in the ordinary course consistent with past practice and refrain from any extraordinary actions.

         5. DISCLOSURE. Except as and to the extent required by law, without the prior written consent of the other party, neither Party will, and each will direct its representatives not to, directly or indirectly, make any comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the Proposed Acquisition or any of the terms, conditions, or other aspects of the Proposed Acquisition, except to such Party's professional advisors who have a need to know of the Proposed Acquisition. If a Party is advised by its counsel that it is required by law to make any such disclosure, it must first provide to the other Party written notice of the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

         6. COSTS. Each Party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Proposed Acquisition. If, however, the Closing occurs, Buyer will by virtue of the merger transaction indirectly assume the fees and expenses of the Company related to the transaction.

         7. CONSENTS AND SEC FILINGS. During the period from the Signing Date until the Termination Date, Buyer and the Company will cooperate with each other and proceed, as promptly as is reasonably practicable, to identify and obtain any necessary or appropriate consents and approvals.


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         Without limiting the generality of the foregoing, as soon as practicable after the signing of the Definitive Agreement by the Parties, the Parties will work together to prepare and file all documents required by the Securities and Exchange Commission relating to the Proposed Acquisition, including but not limited to a Schedule 14A Proxy Statement.

         8. ENTIRE AGREEMENT. The Binding Provisions constitute the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the Parties.

         This letter does not contain all matters upon which agreement must be reached in order for the transaction to be completed. This letter does not constitute a binding commitment with respect to the Proposed Acquisition itself, which shall only result from the execution of a Definitive Agreement mutually agreeable to the Parties and approved by the board of directors of each Party.

         9. GOVERNING LAW. The Binding Provisions will be governed by and construed under the laws of the State of Michigan without regard to conflicts of laws principles.

         10. JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter may be brought against either of the Parties in the courts of the State of Michigan, County of Kalamazoo, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Michigan, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

         11. TERMINATION. The Binding Provisions (1) will automatically terminate on February 28, 2004 and (2) may be terminated (a) at any time after December 31, 2003 upon written notice by either Party to the other Party unilaterally, for any reason or no reason, with or without cause or (b) at any time by the Company to allow the Company to enter into a definitive agreement to consummate a Superior Proposal provided that it has complied with all of the provisions of this letter; provided, however, in all cases that the termination of the Binding Provisions will not affect the liability of a Party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the Parties will have no further obligations hereunder, except as stated in Paragraphs 2, 3, 6, and 8 through 13 of the Binding Provisions, which will survive any such termination.


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         12. COUNTERPARTS. This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

         13. NO LIABILITY. The paragraphs and provisions set forth under the heading "Principal Terms of Proposed Acquisition" do not constitute and will not give rise to any legally binding obligation on the part of either Party. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Proposed Acquisition, or relating to the negotiation of the terms of the Proposed Acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

         If you are in agreement with the foregoing, please sign and return one copy of this letter agreement to the undersigned, which thereupon will constitute our agreement with respect to its subject matter.

                                            Very truly yours,

                                            STEVENS FINANCIAL GROUP, L.L.C.


                                            By:      /s/ Danniel E. Stevens
                                                     ---------------------------
                                                     Danniel E. Stevens
                                                     President & CEO

Prab, Inc. wishes to proceed with negotiations with respect to a Definitive
Agreement:

PRAB, INC.


By:
         ----------------------

Name:
         ----------------------

Title:
         ----------------------

Date:
         ----------------------

cc:      Eric V. Brown, Jr., Esq.
         Theodore Altman, Esq. (Piper Rudnick-NYO)
         Jeffrey M. Weiner, Esq. (Piper Rudnick-LAO)

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